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                                                                     EXHIBIT 5.1


          [Letterhead of Reboul, MacMurray, Hewitt, Maynard & Kristol]

                                December 22, 1998




Golden Sky Systems, Inc.
605 West 47th Street, Suite 300
Kansas City, Missouri 64112

                            Golden Sky Systems, Inc.
                       Registration Statement on Form S-4
                          (Registration No. 333-64367)

Ladies and Gentlemen:

                  We have acted as counsel to Golden Sky Systems, Inc., a Delaware corporation (the "Company"), Argos Support Services Company, a Texas corporation and wholly-owned subsidiary of the Company ("Argos"), and Primewatch, Inc., a North Carolina corporation and wholly-owned subsidiary of the Company ("Primewatch" and collectively with Argos, the "Guarantors"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), relating to the proposed offer by the Company to exchange up to $195,000,000 aggregate principal amount of its 12 3/8% Senior Subordinated Notes due 2006, Series B (the "New Notes"), for a like principal amount of its outstanding 12 3/8% Senior Subordinated Notes due 2006, Series A (the "Old Notes"). The obligations of the Company under the New Notes will be guaranteed (the "Guarantees") by the Guarantors.

                  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Second Amended and Restated Certificate of Incorporation and By-laws of the Company.

                  Based upon the foregoing, we are of opinion that:



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                  1. The Company has been duly organized and is validly existing under the laws of the State of Delaware. Each of Argos and Primewatch is duly organized and validly existing under the laws of its jurisdiction of incorporation.

                  2. The New Notes have been duly and validly authorized by the Company and, when issued under the Indenture in substantially the form filed as Exhibit 4.1 to the Registration Statement in exchange for the Old Notes, upon the terms and subject to the conditions contained in the Prospectus comprising part of the Registration Statement and in the Letter of Transmittal substantially in the form filed as Exhibit 99.1 to the Registration Statement, will be valid and binding obligations of the Company.

                  3. The Guaranties have been duly and validly authorized by the respective Guarantors and are the valid and binding obligations of such Guarantors.

                  We are members of the bar of the State of New York and do not express any opinion as to the law of any jurisdiction other than the laws of the State of New York, the federal laws of the United States and the Delaware General Corporation Law. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                /s/ Reboul, MacMurray, Hewitt, Maynard & Kristol